SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 17, 2005

Pacific Gold Corp.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-32629	91-1997728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Adelaide Street West, Suite 600, Toronto, Ontario, Canada

  M5H 4E7

(Address of Principal Executive Offices)

           (Zip Code)

Registrant’s telephone number, including area code    (416) 214-1483

Item 1.01 — Entry into a Material Definitive Agreement

On August 17, 2005, Pilot Mountain Resources Inc, a wholly owned subsidiary of Pacific Gold Corp, entered into an agreement with Platoro West Incorporated for mining claims that have the potential for tungsten mineralizations.  The mining claims are known as Project W, located in Mineral County, Nevada, in a location recognized to have elevated tungsten values.  The claims are located approximately 21 miles east of the town of Mina, with access through out the year on an all-weather road.  Mina is 168 miles southeast of Reno.

The agreement will require Pilot to pay to Platoro 150,000 shares of restricted stock and a 2% gross royalty on all mineral sales from the project.  On completion of an updated feasibility study, title of the claims comprising the project will be transferred to Pilot.  In addition to the claims, Pilot will receive copies of most of the previous work documents prepared regarding the project.  Platoro will be reimbursed the yearly claims fees until transfer of the claims to Pilot.

Item 3.02.  Unregistered Sales of Equity Securities

In connection with the Platoro agreement, the company issued on behalf of its subsidiary, Pilot, 150,000 shares to Platoro as partial consideration for the agreement.  The shares were issued on the basis of an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.  Platoro is a sophisticated investor in the area of mining securities.  Pacific granted to Platoro “piggy-back” registration rights for the shares issued, such rights to exist whenever the shares may not be sold pursuant to Rule 144.  The registration rights may be restricted if Pacific grants subsequent rights that prohibit inclusion of the shares on a registration statement and they will be subject to a hold back in the event a managing underwriter for Pacific requests a limitation on the inclusion or sale of the shares.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits

10.1    Agreement with Platoro West Incorporated dated as of June 27, 2005.

99.01  Press Release dated August 17, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:

August 19, 2005

Pacific Gold Corp.

By:

/s/ Mitch Geisler

Mitch Geisler

Chief Operating Officer